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                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent in this Current Report on Form 8-K/A of El Paso Natural Gas Company ("El Paso") dated November 5, 1996, to the use of our reports (which are included in the Definitive Schedule 14A of El Paso (the "Definitive Schedule 14A")) dated August 19, 1996 for (i) the Businesses of Tenneco Energy and (ii) the Businesses of New Tenneco; and to all references to our Firm included in the Definitive Schedule 14A. It should be noted that we have not audited any financial statements of the Businesses of Tenneco Energy or the Businesses of New Tenneco subsequent to December 31, 1995, or performed any audit procedures subsequent to the date of our reports.

                                          Arthur Andersen llp

Houston, Texas
November 5, 1996